EXHIBIT 21.0



                      SUBSIDIARIES OF SAVOY RESOURCES CORP.

     Savoy Resources Corp. has one subsidiary, Societe Siranna S.A.R.L., a private Madagascar company of which we own 97% of the outstanding shares.







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